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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   2  )*
                                           -----


                    LEVEL ONE COMMUNICATIONS, INCORPORATED
         -------------------------------------------------------------
                                (Name of Issuer)

                            Shares of Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  527295 10 9
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 Pages

-----------------------                                  ---------------------
  CUSIP NO. 527295 10 9                 13G                PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      WARBURG, PINCUS CAPITAL COMPANY, L.P.
      06-1183391

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      STATE OF DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,699,674
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,699,674
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,699,674

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      35.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 8 pages

-----------------------                                  ---------------------
  CUSIP NO. 527295 10 9                 13G                PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      E.M. WARBURG, PINCUS & CO., LLC
      13-3536050

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      STATE OF NEW YORK

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,699,674
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,699,674
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,699,674

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      35.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 8 pages

-----------------------                                  ---------------------
  CUSIP NO. 527295 10 9               13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      WARBURG, PINCUS & CO.
      13-6358475

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      STATE OF DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,699,674
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,699,674
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,699,674

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      35.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 8 pages

Item 1(a)

Name of Issuer:

     LEVEL ONE COMMUNICATIONS, INCORPORATED

Item 1(b)

Address of Issuer's Principal Executive Offices:

     9750 Goethe Road
     Sacramento, CA 95827

Items 2(a), (b) and (c)

Name of Person Filing:

     This statement is being filed by (a) Warburg, Pincus Capital Company, L.P., a Delaware limited partnership ("WPCC"); (b) E.M. Warburg, Pincus & Co., LLC, a New York Limited Liability Company ("EMW LLC"), the successor to Warburg, Pincus Ventures, Inc., a Delaware corporation; and (c) Warburg, Pincus & Co., a New
York general partnership ("WP").   WP, the sole general partner of WPCC, has a
20% interest in the profits of WPCC. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP.

     The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(d)

Title of Class of Securities:    Shares of Common Stock

Item 2(e)

CUSIP Number:                  527295 10 9

Item 3

     Not applicable.

Item 4

Ownership:

                               Page 5 of 8 Pages

     (a)  4,699,674
     (b)  35.1%
     (c)  (i)              0
          (ii)     4,699,674
          (iii)            0
          (iv)     4,699,674
Item 5

Ownership of Five Percent of Less of a Class:  Not applicable


Item 6

Ownership of More than Five Percent on Behalf of Another Person: Not applicable.

Item 7

Identification and Classification of the Subsidiary Which Acquired the Security
Being Reported on By the Parent Holding Company:    Not applicable.

Item 8

Identification and Classification of Members of the Group:    Not applicable.

Item 9

Notice of Dissolution of Group:  Not applicable.

Item 10

Certification:    Not applicable.

                               Page 6 of 8 Pages

                                   SIGNATURES

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:    February 13, 1997
                              WARBURG, PINCUS CAPITAL COMPANY, L.P.

                              By:  Warburg, Pincus & Co.,
                                    General Partner

                              By:  /s/ Stephen Distler
                                   -------------------
                                    Stephen Distler, Partner


                              E.M. WARBURG, PINCUS & CO., LLC

                              By:  /s/ Stephen Distler
                                   -------------------
                                    Stephen Distler, Partner


                              WARBURG, PINCUS & CO.

                              By:  /s/ Stephen Distler
                                   -------------------
                                    Stephen Distler, Partner

                               Page 7 of 8 Pages

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U. S. C. 1001).

                               Page 8 of 8 Pages